UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 2, 2013

TRANS1 INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33744	33-0909022
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

110 Horizon Drive, Suite 230

Raleigh, North Carolina 27615

(Address of principal executive offices)

(Zip Code)

(866) 256-1206

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 2, 2013, Dwayne Montgomery, Vice President of Commercial Operations of TranS1 Inc. (the “Company”), resigned from his position with the Company, effective as of May 1, 2013, in order to pursue other business opportunities.

In connection with his resignation, the Company proposed a General Release and Severance Agreement (the “Agreement”), which was approved by the Compensation Committee of the Company’s Board of Directors and delivered to Mr. Montgomery on April 2, 2013. The terms of the proposed Agreement provide that Mr. Montgomery may not execute and deliver the Agreement until May 1, 2013.

Under the proposed Agreement, Mr. Montgomery is entitled to receive severance in the aggregate amount of $170,186, payable in equal installment payments in accordance with the Company’s payroll schedule in exchange for a standard release of claims. The compensatory arrangements afforded under the proposed Agreement are in lieu of any other compensation or benefits to which Mr. Montgomery otherwise might be entitled, including without limitation under his Employment Severance Agreement. The proposed Agreement also contains such confidentiality and non-disparagement provisions and other terms and conditions as are usual and customary for agreements of this type. All of Mr. Montgomery’s obligations under previously executed agreements and Company policies regarding confidentiality, nondisclosure, non-competition, non-solicitation, intellectual property, and related matters will continue.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANS1 INC.

Date: April 5, 2013	By:	/s/ Ken Reali
Ken Reali
President and Chief Executive Officer